Exhibit 99.4

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed combined financial information and explanatory notes present how the combined balance sheets of Capital One Financial Corporation (“Capital One” or “the Company”), HSBC Finance Corporation’s, HSBC USA Inc.’s and HSBC Technology and Services (USA) Inc.’s assets and liabilities for their credit cards and private label credit card business (other than the HSBC Bank USA, National Association consumer credit card program and certain other retained assets and liabilities) (collectively, “HSBC’s domestic credit card business”), ING Bank, fsb and Other Assets and Liabilities acquired, primarily real estate, may have appeared had the businesses actually been combined as of December 31, 2011 and how the combined income statement may have appeared for the year ended December 31, 2011 assuming both acquisitions were completed on January 1, 2011. The preliminary unaudited pro forma condensed combined financial information shows the impact of both acquisitions on the combined balance sheets and the combined statements of income under the acquisition method of accounting with Capital One treated as the acquirer. Under this method of accounting, the assets and liabilities of ING Direct and HSBC’s domestic credit card business are recorded by Capital One at their estimated fair values as of the date the acquisition is completed. References to “ING Direct” refer to the business and assets of ING Bank, fsb and other assets acquired and liabilities assumed.

It is anticipated that the acquisition of ING Direct will provide Capital One with financial benefits such as expense and funding efficiencies and revenue enhancements and also result in Capital One incurring integration and restructuring expenses, among other factors, although no assurances can be given that such benefits and costs will actually be realized. These potential benefits and expenses have not been reflected in the preliminary unaudited pro forma condensed combined financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the transaction and factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed acquisition completion date are not included. The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the amounts reflected in the preliminary unaudited pro forma condensed combined financial information are subject to adjustment. The preliminary unaudited pro forma business combination adjustments for the acquisition of ING Direct include the expected business combination adjustments that will be recorded when Capital One finalizes its accounting for the acquisition, which was completed on February 17, 2012, based upon the fair value of the assets acquired and liabilities assumed. The business combination adjustments may be refined as additional information becomes available.

It is anticipated that the acquisition of HSBC’s domestic credit card business will provide Capital One with financial benefits such as expense efficiencies and revenue enhancements and also result in Capital One incurring integration and restructuring expenses, among other factors, although no assurances can be given that such benefits and costs will actually be realized. These potential benefits and expenses have not been reflected in the preliminary unaudited pro forma condensed combined financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the transaction and factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed acquisition completion date are not included. The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the amounts reflected in the preliminary unaudited pro forma condensed combined financial information are subject to adjustment. The preliminary unaudited pro forma business combination adjustments for the acquisition of HSBC’s domestic credit card business will vary from the actual business combination adjustments that will be recorded upon the completion of the acquisition based upon changes in the estimated fair value of the assets acquired and liabilities assumed from the Sellers. In addition, subsequent to the acquisition completion dates, there may be further refinements to the business combination adjustments as additional information becomes available.

The preliminary unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Capital One, ING Direct US, and HSBC Card and Retail Services, which are incorporated into this document by reference.

The following preliminary unaudited pro forma condensed combined balance sheet as of December 31, 2011, combines the December 31, 2011 historical balance sheets of Capital One, ING Direct US, and the HSBC Card and Retail Services assets acquired and liabilities assumed, assuming the companies had been combined on December 31, 2011 under the acquisition method of accounting.

Preliminary Unaudited Pro Forma Condensed Combined Balance Sheets

December 31, 2011 (In Millions)	Capital One	ING Bank, fsb	HSBC	Other Assets & Liabilities	Pro Forma Adjustments - ING Direct		Pro Forma Adjustments - HSBC		Pro Forma Adjustments - Combined	Capital One ING Direct HSBC Combined
Assets:
Cash and due from banks	$2,097	$33		$127					$0	$2,257
Interest-bearing deposits with banks	3,399	6,451	$1,140		$11,461	(L)	$(1,140	) (R)	10,321	21,311
					(4,394	) (A)	(14,434	) (A)	(18,828)	(18,828)
Federal funds sold and securities purchased under agreements to resell	342									342

Cash and cash equivalents	5,838	6,484	1,140	127	7,067		(15,574)		(8,507)	5,082
Restricted cash for securitization investors	791									791
Securities available for sale, at fair value	38,759	29,240	92		19	(K)	(17,200	) (A)	(17,181)	50,910
							(92	) (R)	(92)	(92)
Securities held to maturity		575								575
Securities trading, at fair value		3								3
Notes receivable		11,461			(11,461	) (L)			(11,461)	0
Loans held for investment:
Unsecuritized loans held for investment, at amortized cost	88,242	41,515	31,213		(429	) (B)	6	(R)	(423)	160,547
							710	(B)	710	710
							(900	) (B)	(900)	(900)
Restricted loans for securitization investors	47,650									47,650

Total loans held for investment	135,892	41,515	31,213	0	(429)		(184)		(613)	208,007
Less: Allowance for loan and lease losses	(4,250)	(452)	(1,687)		452	(B)	1,687	(R)	2,139	(4,250)

Net loans held for investment	131,642	41,063	29,526	0	23		1,503		1,526	203,757
Loans held for sale, at lower-of-cost-or-fair value	201									201
Accounts receivable from securitizations	94									94
Premises and equipment, net	2,748	100	236	33	(5	) (K)	(50	) (K)	(55)	3,062
							(26	) (K)	(26)	(26)
Interest receivable	1,029	195							0	1,224
Goodwill	13,592	120			(120	) (C)	146	(C)	26	13,738
Core deposit intangibles					201	(D)			201	201
Purchase credit card relationship intangibles			467				3,073	(D)	3,073	3,540
							(467	) (R)	(467)	(467)
Other identifiable intangibles		64			224	(D)			224	288
Other	11,325	2,907	1,711	15	(169	) (F)	(1,728	) (R)	(1,897)	14,061
					6	(K)			6	6

Total assets	$206,019	$92,212	$33,172	$175	$(4,215)		$(30,415)		$(34,630)	$296,948

Liabilities:
Interest payable	$466	2								$468
Customer deposits:
Non-interest bearing deposits	18,281									18,281
Interest bearing deposits	109,945	82,981		(1)	12	(E)			12	192,937

Total customer deposits	128,226	82,981	0	(1)	12		0		12	211,218
Securitized debt obligations	16,527		195				(195	) (R)	(195)	16,527
Other debt:
Federal funds purchased and securities loaned or sold under agreements to repurchase	1,464									1,464
Senior and subordinated notes	11,034						1,000	(A)	1,000	12,034
Other borrowings	10,536			6						10,542

Total other debt	23,034	0	0	6	0		1,000		1,000	24,040
Other liabilities	8,100	176	1,549	14			(1,388	) (R)	(1,388)	8,451
					(44	) (E)	346	(D)	302	302

Total liabilities	176,353	83,159	1,744	19	(32)		(237)		(269)	261,006

Stockholders’ equity:
Common stock	5									5
Paid-in capital, net	19,274	9,647	31,428		2,000	(A)	(31,428	) (R)	(29,428)	30,921
					(9,647	) (G)	1,250	(A)	(8,397)	(8,397)
					2,638	(G)			2,638	2,638
					461	(C)			461	461
Retained earnings / (accumulated deficit)	13,462	(318)		156	162	(G)	105	(G)	267	13,567
					(73	) (N)			(73)	(73)
Accumulated other comprehensive income (loss), net of taxes	169	(276)			276	(G)			276	169
							(105	) (G)	(105)	(105)
Less: Treasury stock, at cost	(3,244)									(3,244)

Total stockholders’ equity	29,666	9,053	31,428	156	(4,183)		(30,178)		(34,361)	35,942

Total liabilities and stockholders’ equity	$206,019	92,212	33,172	175	(4,215)		(30,415)		(34,630)	$296,948

The following preliminary unaudited pro forma condensed combined statement of income for the year ended December 31, 2011 combines the historical income statements of Capital One, ING Direct and HSBC domestic credit card business assuming the companies had been combined on January 1, 2011 on a purchase accounting basis.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

For the 12 months ended December 31, 2011	Capital One	ING Bank, fsb	HSBC	Other Assets & Liabilities		Pro Forma Adjustments - ING		Pro Forma Adjustments - HSBC		Pro Forma - Combined Adjustments	Capital One ING Direct HSBC Combined
(In Millions, Except Per Share Data)
Interest income:
Loans held for investment, including past-due fees	$13,774	$1,658	$4,378	$		$(171	) (B)	$(576	) (B)	$(747)	$19,063
Investment & Notes Receivable	1,137	850	17			(159	) (L)	(504	) (A)	(663)	1,341
								(17	) (Q)	(17)	(17)
Other	76	10									86

Total interest income	14,987	2,518	4,395		—	(330)		(1,097)		(1,427)	20,473

Interest expense:
Deposits	1,187	836				(11	) (E)			(11)	2,012
Securitized debt obligations	422										422
Senior and subordinated notes	300										300
Other borrowings	337	15	320			51	(A)	(320	) (P)	(269)	403
								32	(A)	32	32

Total interest expense	2,246	851	320		—	40		(288)		(248)	3,169

Net interest income	12,741	1,667	4,075		—	(370)		(809)		(1,179)	17,304
Provision for loan and lease losses	2,360	465	1,421			(465	) (B)	619	(S)	154	4,400
								(855	) (B)	(855)	(855)
								1,658	(T)	1,658	1,658

Net interest income after provision for loan and lease losses	10,381	1,202	2,654		—	95		(2,231)		(2,136)	12,101

Non-interest income:
Servicing and securitizations	44		22								66
Service charges and other customer-related fees	1,979	79	1,251								3,309
Interchange fees	1,318	17									1,335
Total other-than-temporary losses	(131)	(319)				319	(M)			319	(131)
Less: Non-credit component of other-than-temporary losses recorded in AOCI	110	245				(245	) (M)			(245)	110

Net other-than-temporary impairment losses recognized in earnings	(21)	(74)	—		—	74		—		74	(21)
Other	218	(322)	72		3	461	(C)	(40	) (O)	421	392

Total non-interest income (loss)	3,538	(300)	1,345		3	535		(40)		495	5,081

Non-interest expense:
Salaries and associate benefits	3,023	240	280								3,543
Marketing	1,337	75	272								1,684
Communications and data processing	681	20									701
Supplies and equipment	539	4									543
Occupancy	490	26	49								565
Other	3,262	299	1,427		1	(10	) (H)	(138	) (H)	(148)	4,841
						89	(D)	733	(D)	822	822

Total non-interest expense	9,332	664	2,028		1	79		595		674	12,699

Income from continuing operations before income taxes	4,587	238	1,971		2	551		(2,866)		(2,315)	4,483
Income tax provision	1,334	82	740			33	(I)	(1,046	) (I)	(1,013)	1,143

Net income from continuing operations, net of tax	3,253	156	1,231		2	518		(1,820)		(1,302)	3,340
Loss from discontinued operations, net of tax	(106)

Net income	3,147
Preferred stock dividends, accretion of discount and other	(26)

Net income available to common stockholders	3,121

Basic earnings per common share:
Income from continuing operations	$7.08
Loss from discontinued operations	(0.23)

Net income (loss) per basic common share	$6.85										$5.81

Diluted earnings per common share:
Income from continuing operations	$7.03
Loss from discontinued operations	(0.23)

Net income (loss) per diluted common share	$6.80										$5.78

Dividends paid per common share	$0.20										$0.16

Basic common shares	456					94	(J)	25	(J)	119	575

Dilutive potential common shares	459					94	(J)	25	(J)	119	578

Note 1 – Basis of Preliminary Pro Forma Presentation

The preliminary unaudited pro forma condensed combined financial information related to the acquisition is included as of and for the year ended December 31, 2011. The historical financial statements of ING Direct US and the assets and liabilities of HSBC’s domestic credit card business acquired have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of Capital One. The preliminary unaudited pro forma condensed combined financial information reflects the application of accounting principles generally accepted in the United States of America (“US GAAP”) as of and for the year ended December 31, 2011. The adoption of new or changes to existing US GAAP subsequent to the preliminary unaudited condensed combined pro forma financial statement date may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information, if material.

The preliminary unaudited pro forma condensed combined financial information includes the expected business combination adjustments of ING Direct that will be recorded when Capital One finalizes its accounting for the acquisition, which was completed on February 17, 2012, based upon the fair value of the tangible and identifiable intangible assets and liabilities of ING Direct as of the closing date. The business combination adjustments may be refined as additional information becomes available. The preliminary unaudited pro forma condensed combined financial information also includes the estimated adjustments to record the assets and liabilities of HSBC’s domestic credit card business at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price of the acquisition of HSBC’s domestic credit card business will be determined after the acquisition is completed and after the completion of a final analysis to determine the fair values of HSBC’s domestic credit card business’ tangible and identifiable intangible assets and liabilities as of the closing date. The final business combination adjustment may differ materially from the pro forma adjustment presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of HSBC’s domestic credit card business as compared to the information presented in this document may change the amount of the business combination adjustments to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in the accretion or amortization of asset and liability fair value marks. In addition, as discussed further below in “Note 2 – Preliminary Pro Forma Adjustments”, Capital One is funding certain portions of these acquisitions through the issuance of common stock. Subsequent changes in the common stock price could impact the number of shares issued by Capital One to fund a portion of the cash consideration for the acquisition of HSBC’s domestic credit card business and therefore impact the pro forma basic and diluted earnings per share.

The pro forma basic and diluted potential common shares were calculated using the actual weighted-average shares outstanding for Capital One for the periods presented, plus the incremental shares issued or expected to be issued, assuming the transactions occurred on January 1, 2011.

The preliminary unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the acquisitions been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

ING Direct Acquisition

On February 17, 2012, Capital One completed the previously announced acquisition of ING Direct US (“ING Direct”) from ING Groep N.V., ING Bank N.V., ING Direct N.V. and ING Direct Bancorp (collectively, the “ING Direct Sellers”), pursuant to the Purchase and Sale Agreement, dated as of June 16, 2011, by and among each of the ING Direct Sellers and Capital One (the “Purchase Agreement”). The aggregate consideration paid by the Company in the acquisition was 54,028,086 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Capital One and approximately $6.3 billion in cash. ING Direct is headquartered in Wilmington, Delaware. Since launching in the U.S. in 2000, ING Direct – the operating name of ING Bank, fsb, a federally chartered savings bank – has become the largest direct bank in the United States.

The business combination will be accounted for using the acquisition method of accounting, and accordingly, the assets acquired (including identifiable intangible assets) and liabilities assumed of ING Direct will be recognized at fair value, with residual bargain purchase gain recognized to the extent the fair value of the net assets exceeds the purchase price. The bargain purchase gain is currently estimated to be approximately $600 million.

On February 17, 2012 Capital One issued the Shares to ING Bank, N.V. as partial consideration for the acquisition. On February 16, 2012, Capital One settled the forward share sale transactions entered into under the letter agreements (the “Forward Sale Agreements”), dated as of July 14, 2011, with each of Barclays Capital Inc., acting as agent for Barclays Capital PLC, and Morgan Stanley & Co. LLC (collectively, the “Forward Purchasers”) relating to the public offering of 40,000,000 shares of Common Stock in July 2011 (the “Offered Shares”). Pursuant to the Forward Sale Agreements, Capital One issued the Offered Shares at settlement. The net proceeds to Capital One were at a forward sale price per share of $48.17 for a total of approximately $1.9 billion. Capital One used the proceeds, along with the issuance of the Shares and cash sourced from existing liquidity, $3.0 billion of which was raised through the senior debt offering completed in July 2011, to fund the acquisition of ING Direct.

HSBC’s Domestic Credit Card Business Acquisition

On August 10, 2011, Capital One entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with HSBC Finance Corporation, HSBC USA Inc. and HSBC Technology and Services (USA) Inc. (collectively, the “HSBC Sellers”). Pursuant to the Purchase Agreement, Capital One expects to acquire assets and assume liabilities of the HSBC Sellers’ credit card and private label credit card business in the United States (other than the HSBC Bank USA, National Association’s consumer credit card program and certain other retained assets and liabilities) at a purchase price equal to (i) the par value of all gross receivables transferred, plus (ii) an 8.75% premium on gross receivables, plus (iii) the appraised value of acquired real property, plus (iv) the net book value of other acquired assets and minus (v) the net book value of all assumed liabilities (the “Purchase Price”), subject to certain adjustments described in the Purchase Agreement (the “Transaction”). At December 31, 2011, the estimated purchase price was $33.9 billion.

The business combination will be accounted for using the acquisition method of accounting, and accordingly, the assets acquired (including identifiable intangible assets) and liabilities assumed of HSBC’s domestic credit card business will be recognized at fair value, with goodwill recorded in an amount equal to the excess of the purchase price over the net assets acquired.

The Purchase Price will be paid in cash, subject to Capital One’s option, subject to certain conditions, to pay up to $750 million of the Purchase Price in the form of Capital One’s common stock at an issuance price of $39.23 per share. The cash portion of the consideration is expected to be funded primarily with $14.4 billion in cash, most of which was acquired as a result of the acquisition of ING Direct and through the sale of $17.2 billion in securities held available for sale. In addition, Capital One expects to finance approximately $1.0 billion in a debt offering and $1.25 billion through a public equity offering prior to the close of the transaction. The decision to raise any capital and, if so, the amount of capital to be raised will be dependent on a number of factors, including the timing of the closing of our pending acquisition of HSBC’s domestic credit card business, changes in interest rates, regulatory expectations, our results of operations and financial condition and our assessment of the appropriate level of regulatory capital to hold at that time.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information for the acquisitions includes the preliminary unaudited pro forma balance sheet as of December 31, 2011, assuming the acquisitions of ING Direct and HSBC’s domestic credit card business were completed on December 31, 2011. The preliminary unaudited pro forma income statement for the year ended December 31, 2011 was prepared assuming the acquisitions of ING Direct and HSBC’s domestic credit card business were completed on January 1, 2011.

Acquisition Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of 54.0 million shares of Capital One common stock in connection with the acquisition of ING Direct and the payment of approximately $40.2 billion in cash consideration, of which $6.3 billion relates to ING Direct and $33.9 billion relates to HSBC’s domestic credit card business. Common stock issued in conjunction with the acquisition of ING Direct was valued using the exchange ratio noted above in Note 1 – Basis of Preliminary Pro Forma Presentation.

Reconciliations of the bargain purchase gain recognized as a result of the ING Direct assets acquired and liabilities assumed and the excess consideration paid by Capital One over HSBC’s domestic credit card business net assets acquired is as follow:

(in millions)
Costs to acquire ING Direct:
Capital One common stock issued	$2,638	(G)
Cash consideration paid	6,321	(A)

Total consideration paid for ING Direct	8,959

ING Direct’s net assets at fair value:
ING Direct stockholders’ equity at December 31, 2011	9,209	(G)
Elimination of ING Direct’s intangibles (including goodwill) and related deferred tax liability	(161	) (D), (F)
Estimated adjustments to reflect assets acquired at fair value:
Securities available for sale	19	(K)
Net Loans	23	(B)
Deferred tax assets	(13	) (F)
Other Assets	1	(K)
Estimated adjustments to reflect liabilities assumed at fair value:
Interest-bearing deposits	(12	) (E)
Other borrowings		(E)
Other Liabilities	44	(E)
Less: Adjusted identifiable net assets acquired	9,110

Core deposit intangibles:
Adjustment to recognize core deposit intangibles	(201	) (D)
Adjustment to recognize deferred tax liability from core deposit intangibles	73	(F)

Trade name:
Adjustment to recognize trade name	(48	) (D)
Adjustment to recognize deferred tax liability from trade name	18	(F)

Other intangibles:
Adjustment to recognize other intangibles	(240	) (D)
Adjustment to recognize deferred tax liability from other intangibles	88	(F)

Less: intangibles and related deferred tax liability for all intangibles	(310)

Total estimated bargain purchase gain	$(461)

A reconciliation of the excess consideration paid by Capital One over HSBC domestic credit card business’ net assets acquired (“goodwill”) is as follows:

(in millions)
Costs to acquire HSBC:
Capital One common stock issued	$1,250	(G)
Cash consideration paid	32,634	(A)

Total consideration paid for HSBC	33,884

HSBC’s net assets at fair value:
HSBC Net Assets Acquired	31,227	(G)
Estimated adjustments to reflect assets acquired at fair value:
Net loans	(190	) (B)
Premises and equipment, net	(26	) (K)
Less: Adjusted identifiable net assets acquired	31,011

Purchased credit card relationship intangible asset:
Adjustment to recognize purchase credit card relationship intangible asset	(3,073	) (D)

Other liabilities:
Adjustment to recognize other intangibles related to partnership contracts	346	(D)

Less: purchased credit card relationship intangibles and other intangibles	(2,727)

Total estimated goodwill	$146

(A)	ING Direct

Adjustment to recognize cash consideration paid to complete the acquisition. Capital One financed the cash portion of the acquisition through a combination of a public equity offering and debt offerings. Capital One completed its financing of the $6.3 billion cash portion of the transaction via offerings of a forward sale of $1.9 billion of equity ($2.0 billion less expenses of $73 million) settled on February 16, 2012 and the remaining $4.4 billion funded from current liquidity, $3.0 billion of which was raised through a senior debt offering (underwriting fees of approximately $11 million have been recorded as a deferred asset) that were priced during the week of July 11, 2011. The preliminary unaudited pro forma combined income statement impact of the additional borrowings resulted in pre-tax increases to interest expense of $51 million for the year ended December 31, 2011. Due to the fact that this debt was issued early in the third quarter of 2011, Capital One’s historical income statement for the year ended December 31, 2011 already reflected interest expense of approximately $51 million arising from such debt, equating to an annual interest expense of approximately $102 million. Capital One has calculated the cost of the borrowings needed to complete the transaction using an interest rate of approximately 3.43% per annum for the year ended December 31, 2011. Capital One may choose to repay any such additional borrowings with cash from operations, net of securities maturities or future market borrowings.

HSBC’s Domestic Credit Card Business

Adjustment to recognize cash consideration paid to complete the acquisition. Capital One currently intends to finance the cash portion of the acquisition through a combination of existing cash, cash acquired from the acquisition of ING Direct, the sale of securities held available for sale, a public equity raise and a debt offering. Specifically, Capital One intends to use approximately $14.4 billion in cash, most of which was acquired from the acquisition of ING Direct, $17.2 billion from the sale of securities held available for sale, $1.25 billion through a public equity offering (assumed, for purposes of the pro forma financial statements, to be 25.2 million shares) and $1.0 billion through a debt offering. The decision to raise any capital and, if so, the amount of capital to be raised will be dependent on a number of factors, including the timing of the closing for our pending acquisition of HSBC’s domestic credit card business, changes in interest rates, regulatory expectations, our results of operations and financial condition and our assessment of the appropriate level of regulatory capital to hold at that time. The preliminary unaudited pro forma combined income statement impact of the sale of securities resulted in pre-tax decreases to interest income of $504 million for the year ended December 31, 2011. The preliminary unaudited pro forma combined income statement impact of the additional borrowings issued resulted in pre-tax increases to interest expense of $32 million for the year ended December 31, 2011. Capital One has calculated the cost of the borrowings needed to complete the transaction using an interest rate of approximately 3.21% per annum for the year ended December 31, 2011. The final financing of the cash portion of the transaction may differ from these preliminary adjustments. The cost of the borrowings may be significantly different based on changes in market rates and Capital One may choose to repay any such additional borrowings with cash from operations, net of securities maturities or future market borrowings.

(B)	ING Direct

Adjustment to eliminate ING Direct’s historical allowance for loan losses and to adjust ING Direct’s loan portfolio to fair value. The accretable yield will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustment reflected is based upon currently available fair value information. The preliminary unaudited pro forma combined income statement impact for recognition of the accretable yield resulted in decreases to interest income of $171 million for the year ended December 31, 2011. In addition, the elimination of provision for loan losses of $465 million for the year ended December 31, 2011 is reflected in the pro forma income statement.

HSBC’s Domestic Credit Card Business

Adjustment to fair value of HSBC’s domestic credit cards business loan portfolio. Revolving loans, representing the majority of the HSBC’s domestic credit card business loan portfolio at approximately $30 billion in receivables, will be treated under ASC 310-20 (the “FAS 91 method”). Under the FAS 91 method and based on the principles of ASC 805 and ASC 820, a discount or premium will be recorded equal to the difference between the fair value and the outstanding loan balance at closing and will be recognized over the estimated remaining life of the loan portfolio at an effective yield using the interest method. The adjustment for the premium on revolving loans is $710 million and is based upon preliminary fair value estimates. The preliminary unaudited pro forma combined income statement impact for recognition of the premium amortization resulted in a decrease to interest income of $576 million for the year ended December 31, 2011.

Non-revolving loans, representing approximately $1 billion in receivables, will be treated under ASC 310-30 (the “SOP 03-3 method”). The majority of non-revolving loans in the HSBC’s domestic credit card business loan portfolio are delinquent accounts where revolving privileges have been suspended or revoked. Under the SOP 03-3 method and based on the principles of ASC 805 and ASC 820, the difference between the fair value and the outstanding loan balance at closing will be recorded into an accretable yield and a nonaccretable difference. The accretable yield will be recognized over the estimated remaining life of the loan portfolio at an effective yield under the interest method. The nonaccretable difference is recorded to cover lifetime expected net credit losses and will absorb losses on loans accounted for under the SOP 03-3 method of accounting until it is exhausted. The adjustment for the accretable yield and nonaccretable difference on the non revolving loans in HSBC’s domestic credit card business loan portfolio is $0 and ($900) million, respectively. The adjustment reflected is based upon preliminary fair value estimates. The preliminary unaudited pro forma combined income statement impact for losses charged to the nonaccretable difference resulted in a decrease to provision for loan and leases losses of $855 million for the year ended December 31, 2011. The final adjustment may be significantly different from this estimated amount.

(C)	ING Direct

Adjustment to eliminate historical ING Direct goodwill of $120 million. Because the fair value of the net assets acquired exceeded the consideration paid by Capital One, no goodwill has been recognized from the acquisition on ING Direct. Instead, a bargain purchase gain of $461 million was recognized. See the reconciliation of the excess of ING Direct’s net assets acquired over consideration paid by Capital One (above) for more information.

HSBC’s Domestic Credit Card Business

Adjustment to recognize goodwill of $146 million resulting from the acquisition. See the reconciliation of the excess consideration paid by Capital One over HSBC’s domestic credit card business net assets acquired above for more information.

(D)	ING Direct

Adjustment to recognize core deposit intangibles of $201 million and to eliminate ING Direct’s other identified intangibles of $64 million, recognize core deposit intangibles and other identifiable intangibles of $288 million ($224 million, net other identified intangibles adjustment), and the related preliminary unaudited pro forma combined income statement impact resulting from the acquisition. The preliminary unaudited pro forma combined income statement impact for the adjustment resulted in a net increase to other non-interest expense of $93 million for the intangibles amortization for the year ended December 31, 2011. See “Note 3 – Core Deposit Intangibles” for more information.

HSBC Domestic Credit Card Business

Adjustment to recognize purchased credit card relationship intangibles of $3.1 billion, a negative valuation for partnership contract intangibles, reflected as a liability of $346 million, and the related preliminary unaudited pro forma combined income statement impact resulting from the acquisition. The preliminary unaudited pro forma combined income statement impact for the adjustment resulted in a net increase to other non-interest expense of $733 million for the intangibles amortization for the year ended December 31, 2011. The final adjustment may be significantly different from this estimated amount. See “Note 4 – Purchased Credit Card Relationship Intangibles” and “Note 5 – Partnership Contract Intangibles” for more information.

(E)	ING Direct

Adjustment to fair value ING Direct’s interest-bearing deposits of $12 million and other liabilities of $44 million. Approximately $11 million of the adjustment for interest-bearing deposits is recognized as a pro forma adjustment for the year ended December 31, 2011 using the effective yield method.

(F)	ING Direct

Adjustment to eliminate ING Direct’s historical deferred tax liability of $23 million and recognize a reduction of net deferred tax assets, inclusive of the $23 million historical deferred tax liability elimination referred above, of $169 million resulting from the fair value adjustments.

(G)	ING Direct

Adjustment to eliminate ING Direct’s historical stockholders’ equity. The acquisition led to the issuance of approximately 54.0 million shares of Capital One common stock, in addition to the cash consideration discussed in preliminary unaudited pro forma adjustment (A). For purposes of these pro forma financial statements, the issuance of Capital One common stock is recognized in the preliminary unaudited pro forma balance sheet at a value of $48.83 per share, which was the closing price on February 17, 2012 of Capital One’s common stock on the NYSE, which results in an increase to Capital One’s total stockholders’ equity of $2.6 billion. For more detail about the structure of the acquisition of ING Direct, see Note 1 – Basis of Preliminary Pro Forma Presentation. The final adjustment may be significantly different from this estimated amount.

HSBC Domestic Credit Card Business

Adjustment to record estimated $105 million gain on sale of securities held available for sale, net of tax. Sale by Capital One to fund a portion of cash consideration for the acquisition of HSBC’s domestic credit card business. For more detail about the structure of the acquisition of HSBC’s domestic credit card business, see “Note 1 – Basis of Preliminary Pro Forma Presentation”. The final adjustment may be significantly different from this estimated amount.

(H)	ING Direct

Adjustment to eliminate $10 million of amortization for intangible assets recorded on ING Direct’s historical income statement for the year ended December 31, 2011.

HSBC’s Domestic Credit Card Business

Adjustment to eliminate $138 million of amortization for intangible assets recorded on HSBC’s domestic credit card business historical income statement for the year ended December 31, 2011.

(I)	Adjustment to record the net tax effect of the preliminary unaudited pro forma adjustments using the effective tax rate of 36.5%. The final adjustment may be significantly different from this estimated amount.

(J)	The pro forma basic and diluted potential common shares for the incremental shares issued in connection with the acquisition of ING Direct and HSBC’s domestic credit card business, assuming the transactions occurred on January 1, 2011.

(K)	ING Direct

Adjustment to investment securities available for sale of $19 million, fixed assets of $5 million, and other assets of $6 million resulting from the fair value adjustments. The subsequent depreciation expense does not have a material impact on the preliminary unaudited pro forma combined income statement for the year ended December 31, 2011.

HSBC’s Domestic Credit Card Business

Adjustment to reflect the acquisition of $160 million in fixed assets, net of $26 million for fair value adjustments. The subsequent depreciation expense does not have a material impact on the preliminary unaudited pro forma combined income statement for the year ended December 31, 2011.

(L)	ING Direct

Adjustments to reflect the settlement of the note receivable associated with the Illiquid Assets Back-Up Facility (the “Facility”). The Facility was entered into by the parent of ING Direct and the Dutch Government. As a condition to the business combination, the parent of ING Direct settled the note receivable at fair value with cash at closing of the acquisition of ING Direct. This shows the impact of this adjustment as of December 31, 2011 and is reflected in the determination of goodwill based on the adjustment that actually occurred at closing of the acquisition of ING Direct on February 17, 2011. It includes an income statement adjustment for interest income on the note receivable of $159 million for the year ended December 31, 2011.

(M)	Adjustment to reflect the elimination of the other than temporary losses on available for sale securities owned by ING Direct.

(N)	Adjustment for direct incremental cost associated with the acquisition and the related tax impact.

(O)	HSBC’s Domestic Credit Card Business

Adjustment to eliminate $40 million of gain on receivables sales to related parties for notes receivable not acquired in HSBC’s domestic credit card business historical income statement for the year ended December 31, 2011.

(P)	HSBC’s Domestic Credit Card Business

Adjustment to eliminate $320 million of interest expense for other borrowings not acquired in HSBC’s domestic credit card business historical income statement for the year ended December 31, 2011.

(Q)	HSBC’s Domestic Credit Card Business

Adjustment to eliminate $17 million of interest income on securities held available for sale not acquired in HSBC’s domestic credit card business historical income statement for the year ended December 31, 2011.

(R)	HSBC’s Domestic Credit Card Business

Adjustment to eliminate assets, liabilities and net parent investment not acquired by Capital One and retained by HSBC Holdings plc.

(S)	HSBC’s Domestic Credit Card Business

Adjustment to remove the impact of HSBC’s historical allowance for loan losses, increasing provision expense in HSBC’s domestic credit card business historical income statement by $619 million for the year ended December 31, 2011. The adjustment conforms provision expense to the historical net charge-offs in HSBC’s domestic credit card business of $2.0 billion for the year ended December 31, 2011.

(T)	HSBC’s Domestic Credit Card Business

Adjustment to reflect the increase in allowance, arising from purchase accounting, for expected net credit losses on new receivables and the acquired revolving loans of the HSBC’s domestic credit card business loan portfolio in excess of the remaining fair value premium arising from purchase accounting. The adjustment assumes an initial allowance position of $0 upon acquisition of the loan portfolio at fair value. To be consistent with the basis for which the pro forma income statement is prepared, the increase in allowance shown reflects what Capital One would have recognized in 2011 based on HSBC’s domestic credit card business net credit loss experience during the pro forma period. The adjustment results in an increase to provision expense of HSBC’s domestic credit card business historical income statement of $1.7 billion for the year ended December 31, 2011. Capital One’s actual allowance following the closing of the acquisition of HSBC’s domestic credit card business, anticipated in the second quarter of 2012, will be based on acquired portfolio size, economic conditions and credit loss expectations at the time and may differ materially from the adjustment reflected in the pro forma income statement.

Note 3 – Core Deposit Intangibles

ING Direct

The pro forma business combination adjustments include the establishment of core deposit intangibles of $201 million as of December 31, 2011. The $201 million was based on a third-party valuation using a combination of ING Direct specific deposit information and industry specific benchmarks. The amortization of the core deposit intangibles resulting from the acquisition in the pro forma statement of income for the year ended December 31, 2011 was assumed to be over a 10-year period using an accelerated amortization method.

		(Net of 36.5% Tax)
(in millions)	Gross - ING Direct Amortization	Net - ING Direct Amortization
Year 1	$33	$21
Year 2	34	22
Year 3	30	19
Year 4	26	17
Year 5	23	15
Year 6 and thereafter	55	35

Total	$201	$129

Note 4 – Purchased Credit Card Relationship Intangibles

HSBC’s Domestic Credit Card Business

The pro forma business combination adjustments include the establishment of purchased credit card relationship intangibles of $3.1 billion as of December 31, 2011. The $3.1 billion was based on a preliminary third-party valuation using a combination of HSBC domestic credit card business specific information and industry specific benchmarks. A final analysis and valuation of the purchased credit card relationship intangibles will be performed with the assistance of a third-party expert upon completion of the acquisition of HSBC’s domestic credit card business. The amortization of the purchased credit card relationship intangibles resulting from the acquisition in the pro forma statement of income for year ended December 31, 2011 was assumed to be over a 7-year period using an accelerated amortization method.

The following table summarizes the amortization of the purchased credit card relationship intangibles made in connection with the acquisition at a statutory annual tax rate of 36.5%:

	A	A (Net of 36.5% Tax)
(in millions)	Gross Amortization - HSBC Domestic Credit Card Business	Net Amortization - HSBC Domestic Credit Card Business
Year 1	$802	$509
Year 2	682	433
Year 3	560	356
Year 4	439	279
Year 5	318	202
Year 6 and thereafter	272	173

Total	$3,073	$1,952

Note 5 – Partnership Contract Intangibles

HSBC’s Domestic Credit Card Business

The pro forma business combination adjustments include the establishment of partnership contract intangibles as a liability of $346 million as of December 31, 2011. The $346 million liability was based on a preliminary third-party valuation using a combination of HSBC domestic credit card business partnership specific information and industry specific benchmarks. A final analysis and valuation of the partnership contract intangibles will be performed with the assistance of a third-party expert upon completion of the acquisition and may differ from this estimate. The amortization of the partnership contract intangible liability resulting from the acquisition in the pro forma statement of income for the year ended December 31, 2011 was assumed to be over a 5-year period using a straight-line method.

The following table summarizes the amortization of the partnership contract intangibles made in connection with the acquisition at a statutory annual tax rate of 36.5%:

	A	A (Net of 36.5% Tax)
(in millions)	Gross Amortization - HSBC Domestic Credit Card Business	Net Amortization - HSBC Domestic Credit Card Business
Year 1	$(69)	$(44)
Year 2	(69)	(44)
Year 3	(69)	(44)
Year 4	(69)	(44)
Year 5	(70)	(44)
Year 6 and thereafter	0	0

Total	$(346)	$(220)